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                                                                     Exhibit F-1

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William E. Peterson                                                                                    Sierra Pacific
Senior Vice President                                                                                 -----------------
General Counsel and Corporate Secretary                                                               R E S O U R C E S
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6100 Neil Road, P.O. Box 30150, Reno, Nevada 89520-3150 o 775.834.5900 o Fax: 775.834.5959 o E-Mail: wpeterson@sppc.com
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                                        June 18, 1999



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re: Application of Sierra Pacific Resources and Nevada Power Company on Form U-1 under the Public Utility Holding Company Act of 1935 (File No. 70-09451)

Ladies and Gentlemen:

          This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the filing with the commission of the Application on Form U-1 (File No. 70-09451) (the "Application") of Sierra Pacific Resources ("Sierra Pacific") and Nevada Power Company ("Nevada Power") (collectively, the "Applicants") under the Public Utility Holding Company Act of 1935, as amended (the "Act"). The Application requests that the Commission issue an order authorizing a merger between Sierra Pacific and Nevada Power, with Nevada Power to become a wholly-owned subsidiary of Sierra Pacific (the "Transaction").

          In connection with this opinion, I have examined such corporate records, certificates, and other documents as I have considered relevant and necessary as a basis for the opinions expressed in this letter.

          The opinions expressed below with respect to the Transaction are subject to and rely on upon the following assumptions:

          1. The Transaction shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Board of Directors and shareholders of Sierra Pacific and Nevada Power.

          2. All required approvals, authorizations, consents, certificates, rulings and order of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction shall have been obtained or made, as the case may be, and shall have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and the Transaction shall have been accomplished in accordance with all such approvals, authorizations consents, certificates, orders, filings and registrations.

          3. The Registration Statement of the Applicants on Form S-4 (Registration No. 333-62895), filed with the Commission in connection with the Transaction and declared effective by the Commission on September 4, 1998, shall remain effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto.

          4. All corporate formalities required by state laws for the consummation of the Transaction shall have been taken.

          5. The parties shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that when the Commission has taken the action requested in the Application:

          1. All state laws applicable to the Transaction will have been complied with.

          2. Sierra Pacific and Nevada Power are each a corporation validly organized and duly existing under the laws of the State of Nevada.

          3. The shares of Sierra Pacific Common Stock issued in connection with the Transaction will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in the Articles of Incorporation of Sierra Pacific. The shares of pre-merger Sierra Pacific Common Stock acquired by Sierra Pacific in the Transaction will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in the Articles of Incorporation of Sierra Pacific. The shares of Nevada Power Common Stock acquired by Sierra Pacific in the Transaction will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in the Articles of Incorporation of Nevada Power.

          4. Sierra Pacific may legally acquire the shares of pre-merger Sierra Pacific Common Stock and Nevada Power Common Stock.

          5. The consummation of the Transaction will not violate the legal rights of the holders of any securities issued by Sierra Pacific, Nevada Power, or any associate company thereof.

          This opinion is being delivered solely for the benefit of the person to whom it is addressed; accordingly, it may not be utilized by any other person for any other purpose without my prior consent. I hereby consent to the use of this opinion as an exhibit to the Application.

                                        Very truly yours,



                                        /s/ William E. Peterson
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